                     Exhibit B1


NEES ENERGY, INC.
Consolidated Statement of Income and Accumulated Deficit
(Thousands of Dollars)
For the Periods Ended September 30, 1999
(Unaudited, Subject to Adjustment)
               Nine
          QuarterMonths
               --------------

INCOME

     Revenue (1)     $105,597     $289,968
               --------     --------
     Total income     105,597     289,968
               --------     --------


EXPENSES

     Operating expenses
          Cost of sales     97,224     257,659
          Depreciation     2,675     6,423
          Selling, general and administrative expenses     13,517     37,042
          Income tax     (2,607)     (3,578)
               --------     --------
     Total operating expenses     110,809     297,546
               --------     --------

     Operating income (loss)     (5,212)     (7,578)

     Other income (expense), net     180     363
               --------     --------
Net income (loss)     (5,032)     (7,215)

Accumulated deficit at beginning of period     (24,656)     (22,473)
               --------     --------
Accumulated deficit at end of period     $(29,688)     $(29,688)
               ========     ========


(1) Represents revenue of subsidiary (AllEnergy Marketing Co., L.L.C.)